Exhibit 23.1

Consent of CBIZ CPAs P.C.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 [File No. 333-281311] and Forms S-8 [File No. 333-222263], [File No. 333-225952], [File No. 333-230272], [File No. 333-237288], [File No. 333-239133], [File No. 333-272982], [File No. 333-281315] and [File No. 333-285683] of our report dated March 9, 2026, with respect to the consolidated financial statements of Myomo, Inc. as of December 31, 2025 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C

New York, NY

March 9, 2026